Exhibit 10.5

STOCK OPTION CANCELLATION AGREEMENT

This STOCK OPTION CANCELLATION AGREEMENT (the “Agreement”) is made and entered into as of __________, 2026 (the “Effective Date”), by and between ______________ (the “Optionee”) and Hawkeye Systems, Inc., a Nevada corporation (the “Corporation”).

WHEREAS, the Corporation has previously granted to the Optionee, stock options (the “Options”) to purchase shares of the Corporation’s common shares, $0.050 value per share, under the Hawkeye Systems, Inc. 2019 Equity Incentive Plan;

WHEREAS, the Corporation has determined that it is in the best interest of the Corporation and its stockholders to cancel 25,000 outstanding Options held by the Optionee (the “Cancelled Options”);

WHEREAS, the Optionee has agreed to and consents to the cancellation of the Cancelled Options on the terms set forth herein;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Surrender and Cancellation of Options. The Optionee hereby agrees to surrender all Options that are outstanding as of the Effective Date, and the Corporation hereby cancels the Cancelled Options, effective as of the Effective Date, and the Optionee hereby acknowledges and agrees to such cancellation. By execution of this Agreement, the parties confirm that all actions necessary to effect the cancellation of the Cancelled Options have been taken.

2.	Consideration. The Optionee and the Corporation acknowledge and agree that the cancellation of the Cancelled Options described herein is made in exchange for good and valuable consideration in the amount of One Dollar ($1.00), the receipt and sufficiency of which are hereby acknowledged. The Optionee further agrees that, other than such consideration, the Optionee has no expectation to receive, and the Corporation has no obligation to pay or grant, any additional cash, equity awards, or other consideration, whether now or in the future, in connection with such cancellation.

3.	Miscellaneous.
3.1	Reliance. The Optionee acknowledges and agrees that the Corporation is relying on the provisions of Sections 1 and 2 herein in connection with the administration of the Plan and determinations regarding the number of outstanding securities under the Plan.

3.2	Successor and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns.

3.3	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Nevada, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

3.4	Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on each of the parties hereto, notwithstanding that both of the parties did not sign the original or the same counterparts.

3.5	Headings. The headings of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

3.6	Severability. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

3.7	Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. The Company and the Optionee have made no promises, agreements, conditions, or understandings relating to this subject matter, either orally or in writing, that are not included in this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Hawkeye Systems, Inc.

By: ______________________________

Name:

Title:

OPTIONEE

_________________________________

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